Exhibit 99.1

Glacier Bancorp, Inc. Earnings for Quarter and Year Ended December 31, 2006

All Per Share Amounts Have Been Adjusted to Reflect
the December 2006 Three-for-Two Stock Split

HIGHLIGHTS:

*	Record net earnings for the quarter of $17.030 million, up 20 percent from last year’s quarter.

*	Record net earnings for the year of $61.131 million, up 17 percent from last year.

*	Diluted quarterly earnings per share of $0.32, up 10 percent from last year’s quarter.

*	Diluted earnings per share for the year of $1.21, up 11 percent from last year.

*	Net interest margin up 12 basis points from the prior quarter and 15 basis points for the year.

*	Non-interest bearing deposits increased $78 million, or 10 percent, from the prior quarter.

*	Loans increased $357 million, or 12 percent, from prior quarter.

*	Acquisition of Citizens Development Co. with assets of $457 million completed October 1.

*	Three for two stock split on December 14, 2006.

*	Declared cash dividend of $0.12 for the quarter and $.45 for the year, an increase of 12.5 percent over the prior year.

          KALISPELL, Mont., Feb. 1 /PRNewswire-FirstCall/ --

	Three months ended December 31,		Twelve months ended December 31,
Earnings Summary (Unaudited - $ in thousands, except per share data)
	2006	2005	2006	2005

Net earnings	$17,030	$14,188	$61,131	$52,373
Diluted earnings per share	$0.32	$0.29	$1.21	$1.09
Return on average assets (annualized)	1.51%	1.53%	1.52%	1.52%
Return on average equity (annualized)	15.01%	17.47%	16.00%	17.62%

          Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $17.030 million, an increase of $2.842 million, or 20 percent, over the $14.188 million for the fourth quarter of 2005.  Net quarterly earnings were reduced by $446,000, or $0.01 per share, due to the January 1, 2006 adoption of SFAS 123(R) Share-based Payment which requires recording the estimated fair value of stock options as compensation expense.  Diluted earnings per share for the quarter of $0.32 is an increase of 10 percent over the per share earnings of $0.29 for the same quarter of 2005.  Excluding the affects of SFAS 123(R), diluted earnings per share would have been $0.33, or an increase of 14 percent over the prior year quarter.  “Core operating earnings again made for a very good quarter and year,” said Mick Blodnick, President and Chief Executive Officer.  “Excluding the Citizens Development Company acquisition, organic loan growth although not as strong as the previous two quarters, was one of our best fourth quarters.”  Annualized return on average assets and return on average equity for the quarter were 1.51 percent and 15.01 percent, respectively, which compares with prior year returns for the fourth quarter of 1.53 percent and 17.47 percent.

          Net earnings for the year ended December 31, 2006 were $61.131 million, which is an increase of $8.758 million, or 17 percent over the prior year. Diluted earnings per share of $1.21 is an increase of 11 percent over the $1.09 earned in 2005.  Excluding SFAS 123(R) compensation costs of $2.149 million, diluted earnings per share increased 15 percent for 2006.  The 2006 return on average assets and return on average equity was 1.52 percent and 16.00 percent, respectively, which compares with prior year returns of 1.52 percent and 17.62 percent.

          The results of operations and financial condition include the acquisition of the First National Bank of Morgan, Utah (“Morgan”) from September 1, 2006 and the acquisition of Citizens Development Company (“CDC”) from October 1, 2006 forward.  The following table provides information on selected classifications of assets and liabilities acquired:

(Unaudited - $ in thousands)	Total	First National Bank of Morgan	Citizens Development Company

Acquisition Date		September 1, 2006	October 1, 2006
Total assets	$545,542	88,519	457,023
Investments	$18,597	5,713	12,884
Net loans	$344,748	40,944	303,804
Non-interest bearing deposits	$115,270	14,144	101,126
Interest bearing deposits	$314,463	53,028	261,435

          Net earnings was reduced as a result of the adoption of SFAS 123(R) Share-based Payment beginning January 1, 2006, which requires recording the estimated fair value of stock options as compensation expense.  The following table illustrates the affect of the adoption of SFAS 123(R), net of tax affects, if it would not have been adopted in 2006.

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
Impact of SFAS 123 (R) (Unaudited $ in thousands, except per share data)
	2006	2005	2006	2005

Net earnings	$17,030	14,188	61,131	52,373
Stock option compensation cost	446	—	2,149	—
Pro forma net operating earnings	$17,476	14,188	63,280	52,373
Diluted earnings per share	$0.32	0.29	1.21	1.09
Stock option compensation cost	0.01	—	0.04	—
Pro forma net operating earnings	$0.33	0.29	1.25	1.09

Assets ($ in thousands)	December 31, 2006	December 31, 2005	$ change from December 31, 2005

	(unaudited)	(audited)
Cash on hand and in banks	$136,591	111,418	25,173
Investments, interest bearing deposits, FHLB stock, FRB stock, and Fed Funds	862,063	991,246	(129,183)
Loans:
Real estate	789,843	607,627	182,216
Commercial	1,850,417	1,357,051	493,366
Consumer and other	574,523	471,164	103,359
Total loans	3,214,783	2,435,842	778,941
Allowance for loan losses	(49,259)	(38,655)	(10,604)
Total loans net of allowance for losses	3,165,524	2,397,187	768,337
Other assets	303,561	206,493	97,068
Total Assets	$4,467,739	3,706,344	761,395

          At December 31, 2006 total assets were $4.468 billion, which is $761 million, or 21 percent, greater than the December 31, 2005 assets of $3.706 billion.  Without the acquisition of Morgan and CDC total assets increased $216 million, or 6 percent, from year end 2005.

          Total loans have increased $779 million from December 31, 2005, or 32 percent, with the growth occurring in all loan categories.  The acquisitions accounted for $351 million, or 14 percent of the increase. Including loans acquired, commercial loans have increased $493 million, or 36 percent, real estate loans gained $182 million, or 30 percent, and consumer loans grew by $103 million, or 22 percent.  “Both internal and overall loan growth in 2006 was very good.  In terms of dollars of loans generated it was a record year,” Blodnick said.  Total loans have increased $357 million, or 12 percent, with internal loan growth of $48 million, or 7 percent annualized, from September 30, 2006, with all loan categories showing increases. Including loans acquired, commercial loans increased the most, $290 million, or 19 percent, real estate loans increased $32 million, or 4 percent, and consumer loans, which are primarily comprised of home equity loans, increasing by $34 million, or 6 percent during the quarter.

          Investment securities, including interest bearing deposits in other financial institutions and federal funds sold, have decreased $129 million from December 31, 2005, or 13 percent, and have declined $54 million, or 6 percent, from September 30, 2006.  Investments, including interest bearing deposits and federal funds sold, at December 31, 2006 represented 19% of total assets versus 27% the prior year.  Investment cash flow continues to help fund loan growth.

Liabilities ($ in thousands)	December 31, 2006	December 31, 2005	$ change from December 31, 2005

	(unaudited)	(audited)
Non-interest bearing deposits	$829,355	667,008	162,347
Interest bearing deposits	2,378,178	1,867,704	510,474
Advances from Federal Home Loan Bank	307,522	402,191	(94,669)
Securities sold under agreements to repurchase and other borrowed funds	338,986	317,222	21,764
Other liabilities	42,555	33,980	8,575
Subordinated debentures	115,000	85,000	30,000
Total liabilities	$4,011,596	3,373,105	638,491

          Non-interest bearing deposits have increased $162 million, or 24 percent, since December 31, 2005, and by $78 million, or 10 percent, since September 30, 2006.  Acquisitions accounted for $115 million of the 2006 increase with $101 million added in the fourth quarter of 2006.  This low cost of funding continues to be a primary focus of each of our banks.  Interest bearing deposits have increased $510 million since December 31, 2005, with Brokered and National Market CD’s adding $8 million, and acquisitions adding $314 million to the total.  Since September 30, 2006 interest bearing deposits, after a reduction of $60 million in Brokered and National Market CD’s, have increased $278 million, or 13 percent, of which $261 million was from acquisitions.  Federal Home Loan Bank (FHLB) advances decreased $95 million, and repurchase agreements and other borrowed funds increased $22 million from December 31, 2005.  FHLB advances are $70 million less than the September 30, 2006 balances due primarily to the above described increases in deposits.

Stockholders’ equity ($ in thousands except per share data)	December 31, 2006	December 31, 2005	$ change from December 31, 2005

	(unaudited)	(audited)
Common equity	$453,074	$332,418	120,656
Accumulated other comprehensive income	3,069	821	2,248
Total stockholders’ equity	456,143	333,239	122,904
Core deposit intangible, net, and goodwill	(144,466)	(87,114)	(57,352)
Tangible stockholders’ equity	$311,677	246,125	65,552
Stockholders’ equity to total assets	10.21%	8.99%
Tangible stockholders’ equity to total tangible assets	7.21%	6.80%
Book value per common share	$8.72	6.91	1.81
Market price per share at end of quarter	$24.44	20.03	4.41

          Total equity and book value per share amounts have increased $123 million and $1.81 per share, respectively, from December 31, 2005, the result of the secondary offering of 1 million shares on August 9, 2006, shares issued for the acquisitions, earnings retention, stock options exercised, and an increase in other comprehensive income.  Accumulated other comprehensive income, representing net unrealized gains on securities available for sale, increased $2 million from December 31, 2005 primarily a function of interest rate changes.

Operating Results for Three Months Ended December 31, 2006
Compared to December 31, 2005

	Three months ended December 31,
Revenue summary (Unaudited - $ in thousands)
	2006	2005	$ change	% change

Net interest income	$45,349	$35,704	$9,645	27%
Non-interest income
Service charges, loan fees, and other fees	10,103	8,099	2,004	25%
Gain on sale of loans	2,867	2,814	53	2%
Other income	1,056	756	300	40%
Total non-interest income	14,026	11,669	2,357	20%
	$59,375	$47,373	$12,002	25%
Tax equivalent net interest margin	4.40%	4.28%

          Net Interest Income

          Net interest income for the quarter increased $9.645 million, or 27 percent, over the same period in 2005, and $6.344 million, or 16 percent, from the third quarter of 2006.  Total interest income increased $20.186 million from the prior year’s quarter, or 38 percent, while total interest expense increased $10.541 million, or 60 percent.  The increase in interest expense is primarily attributable to the volume increase in interest bearing deposits, and increases in short term interest rates during 2005 continuing into 2006.  The net interest margin as a percentage of earning assets for the quarter, on a tax equivalent basis, was 4.40 percent which was 12 basis points higher than the 4.28 percent result for the fourth quarter of 2005.  The margin for the fourth quarter of 2006 increased 12 basis points from the third quarter of 2006 margin of 4.28 percent, partially the effect of the Citizens Development acquisition.  “Our margin was much stronger than what we expected for the fourth quarter and we feel fortunate for the full year we were able to increase the margin by 15 basis points,” Blodnick said.

          Non-interest Income

          Fee income increased $2.004 million, or 25 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts from internal growth and acquisitions.  Gain on sale of loans increased $53 thousand, or 2 percent, from the fourth quarter of last year. Loan origination volume in our markets for housing construction continues to remain very active by historical standards.  Other income increased $300 thousand partially the result of acquisitions.

	Three months ended December 31,
Non-interest expense summary (Unaudited - $ in thousands)
	2006	2005	$ change	% change

Compensation and employee benefits	$18,377	$14,282	$4,095	29%
Occupancy and equipment expense	4,471	3,488	983	28%
Outsourced data processing	766	569	197	35%
Core deposit intangibles amortization	793	415	378	91%
Other expenses	7,522	6,446	1,076	17%
Total non-interest expense	$31,929	$25,200	$6,729	27%

          Non-interest Expense

          Non-interest expense increased by $6.729 million, or 27 percent, from the same quarter of 2005.  Compensation and benefit expense increased $4.095 million, or 29 percent, which includes SFAS 123(R) compensation cost of $608 thousand.  The remaining increase in compensation and benefit expense was attributed to two acquisitions in 2006, additional new branch locations, normal compensation increases for job performance and increased costs for benefits.  The number of full-time-equivalent employees has increased from 1,125 to 1,356, a 21 percent increase, since December 31, 2005.  Occupancy and equipment expense increased $983 thousand, or 28 percent, reflecting the bank acquisitions, cost of additional branch locations and facility upgrades. Other expenses increased $1.076 million, or 17 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) was 54 percent for the 2006 quarter, up from 53 percent for the 2005 quarter.

Credit quality information ($ in thousands)	December 31, 2006	December 31, 2005

	(unaudited)	(audited)
Allowance for loan losses	$49,259	$38,655
Non-performing assets	8,894	10,089
Allowance as a percentage of non performing assets	554%	383%
Non-performing assets as a percentage of total bank assets	0.19%	0.26%
Allowance as a percentage of total loans	1.53%	1.59%
Net charge-offs as a percentage of loans	0.02%	0.02%

          Allowance for Loan Loss and Non-Performing Assets

          Non-performing assets as a percentage of total bank assets at December 31, 2006 were at .19 percent, decreasing from .26 percent at December 31, 2005. The Company ratios compare favorably to the Federal Reserve Bank Peer Group average of .44 percent at September 30, 2006, the most recent information available.  The allowance for loan losses was 554 percent of non-performing assets at December 31, 2006, up from 383 percent a year ago.  The allowance, including $6.091 million from acquisitions, has increased $10.604 million, or 27 percent, from a year ago. The allowance of $49.259 million, is 1.53 percent of December 31, 2006 total loans outstanding, down slightly from the 1.59 percent a year ago. The fourth quarter provision for loan losses expense was $1.352 million, a decrease of $22 thousand from the same quarter in 2005. Net charge offs were $638 thousand for the fourth quarter of 2006.  Loan growth, average loan size, and credit quality considerations will determine the level of additional provision expense.

Operating Results for Years Ended December 31, 2006
Compared to December 31, 2005

	Twelve months ended December 31,
(Unaudited - $ in thousands)
	2006	2005	$ change	% change

Net interest income	$158,288	$130,007	$28,281	22%
Non-interest income
Service charges, loan fees, and other fees	37,072	30,812	6,260	20%
Gain on sale of loans	10,819	11,048	(229)	-2%
Loss on sale of investments	(3)	(138)	135	-98%
Other income	3,954	2,904	1,050	36%
Total non-interest income	51,842	44,626	7,216	16%
	$210,130	$174,633	$35,497	20%
Tax equivalent net interest margin	4.35%	4.20%

          Net Interest Income

          Net interest income for the year increased $28.281 million, or 22 percent, over 2005.  Total interest income increased $63.341 million, or 33 percent, while total interest expense increased $35.060 million, or 58 percent.  The increase in interest expense is attributable to the volume increase in interest bearing deposits, and increases in short term interest rates during 2005 and continuing in 2006.  The acquisitions during 2005 and 2006 were also a significant factor in the level of interest income and expense.  The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.35 percent which was 15 basis points higher than the 4.20 percent result for 2005.

          Non-interest Income

          Total non-interest income increased $7.216 million, or 16 percent in 2006. Fee income increased $6.260 million, or 20 percent, over last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer products and services offered.  Gain on sale of loans decreased $229 thousand, or 2 percent, from last year.  Loan origination volume in our markets for housing continues to remain very active by historical standards and the decline was expected with the slow down from unprecedented activity last year.  Other income increased $1.050 million of which $543 thousand was non-recurring bank owned life insurance proceeds.

	Twelve months ended December 31,
Non-interest expense summary (Unaudited - $ in thousands)
	2006	2005	$ change	% change

Compensation and employee benefits	$65,419	$51,385	$14,034	27%
Occupancy and equipment expense	15,268	12,851	2,417	19%
Outsourced data processing	2,788	1,839	949	52%
Core deposit intangibles amortization	2,024	1,470	554	38%
Other expenses	27,051	23,381	3,670	16%
Total non-interest expense	$112,550	$90,926	$21,624	24%

          Non-interest Expense

          Non-interest expense increased by $21.624 million, or 24 percent, from 2005.  Compensation and benefit expense increased $14.034 million, or 27 percent.  Excluding SFAS 123(R) compensation cost of $3.018 million the increase would have been 21 percent.  The remaining increase in compensation and benefit expense was primarily attributed to four acquisitions during 2005, two acquisitions in 2006, the addition of six new bank branches in 2006, and normal compensation increases for job performance and increased costs for benefits.  Occupancy and equipment expense increased $2.417 million, or 19 percent, reflecting the acquisitions, cost of additional locations and facility upgrades.  Other expenses increased $3.670 million, or 16 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) increased to 54 percent from 52 percent for 2005 largely a result of the acquisitions and branch openings.

          Allowance for Loan Loss and Non-Performing Assets

          The provision for loan losses expense was $5.192 million for 2006, a decrease of $831 thousand, or 14 percent, from 2005.  Net charged off loans was $680 thousand, or .021% of loans, for 2006 which is slightly higher than the $487 thousand of net charge offs in 2005.

          Cash dividend

          On December 27, 2006, the board of directors declared a cash dividend of $0.12 payable January 18, 2007 to shareholders of record on January 11, 2007, resulting in total 2006 declared dividends of $.45 which is an increase of 12.5 percent over the $0.40 dividend declared last year.

          Sale of Lewistown Branch of Western Security Bank

          As previously announced, as a condition imposed by the bank regulators to acquire Citizens Development Company, the Company completed the sale of its Western Security Lewistown branch on January 19, 2007 to the Bank of the Rockies.  The branch had estimated loans of $16 million and deposits of $25 million and was sold with an estimated gain of $1.6 million.

          Bank acquisition announced after year end

          A definitive agreement to acquire North Side State Bank of Rock Springs, Wyoming, was announced on January 22, 2007.  As of September 30, 2006 North Side had total assets of $121 million and deposits of approximately $100 million.  Upon completion of the transaction, which is subject to regulatory approval and other customary conditions of closing, North Side will be merged into 1st Bank, the Company’s Evanston, Wyoming subsidiary.

          Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First National Bank of Lewistown, Western Bank of Chinook, N.A., all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, 1st Bank, Evanston, Wyoming, Citizens Community Bank, Pocatello, Idaho, and First National Bank of Morgan, Utah.

          This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’s style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the Company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

          Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

($ in thousands except per share data)	December 31, 2006	December 31, 2005

	(unaudited)	(audited)*
Assets:
Cash on hand and in banks	$136,591	$111,418
Federal funds sold	6,125	7,537
Interest bearing cash deposits	30,301	13,654
Investment securities, available-for-sale	825,637	970,055
Net loans receivable:
Real estate loans	789,843	607,627
Commercial loans	1,850,417	1,357,051
Consumer and other loans	574,523	471,164
Allowance for losses	(49,259)	(38,655)
Total loans, net	3,165,524	2,397,187
Premises and equipment, net	110,759	79,952
Real estate and other assets owned, net	1,484	332
Accrued interest receivable	25,729	19,923
Core deposit intangible, net	14,750	8,015
Goodwill	129,716	79,099
Other assets	21,123	19,172
	$4,467,739	$3,706,344
Liabilities and stockholders’ equity:
Non-interest bearing deposits	$829,355	$667,008
Interest bearing deposits	2,378,178	1,867,704
Advances from Federal Home Loan Bank of Seattle	307,522	402,191
Securities sold under agreements to repurchase	170,216	129,530
Other borrowed funds	168,770	187,692
Accrued interest payable	11,041	7,437
Deferred tax liability	1,927	2,746
Subordinated debentures	115,000	85,000
Other liabilities	29,587	23,797
Total liabilities	4,011,596	3,373,105
Preferred shares, $.01 par value per share. 1,000,000 shares authorized None issued or outstanding	—	—
Common stock, $.01 par value per share. 117,187,500 shares authorized	523	483
Paid-in capital	344,265	262,222
Retained earnings - substantially restricted	108,286	69,713
Accumulated other comprehensive income	3,069	821
Total stockholders’ equity	456,143	333,239
	$4,467,739	$3,706,344
Number of shares outstanding	52,302,820	48,258,821
Book value of equity per share	8.72	6.91

* Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,

($ in thousands except per share data)	2006	2005	2006	2005

	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest income:
Real estate loans	$15,280	10,848	52,219	34,506
Commercial loans	36,524	23,444	119,215	81,359
Consumer and other loans	11,417	8,289	40,284	28,696
Investment securities and other	10,328	10,782	41,608	45,424
Total interest income	73,549	53,363	253,326	189,985
Interest expense:
Deposits	17,744	9,140	58,147	25,705
Federal Home Loan Bank of Seattle advances	5,907	4,646	20,460	21,489
Securities sold under agreements to repurchase	2,053	1,145	6,618	2,948
Subordinated debentures	1,818	1,638	6,050	6,455
Other borrowed funds	678	1,090	3,763	3,381
Total interest expense	28,200	17,659	95,038	59,978
Net interest income	45,349	35,704	158,288	130,007
Provision for loan losses	1,352	1,374	5,192	6,023
Net interest income after provision for loan losses	43,997	34,330	153,096	123,984
Non-interest income:
Service charges and other fees	8,200	6,483	29,701	24,503
Miscellaneous loan fees and charges	1,903	1,616	7,371	6,309
Gain on sale of loans	2,867	2,814	10,819	11,048
Loss on sale of investments	—	—	(3)	(138)
Other income	1,056	756	3,954	2,904
Total non-interest income	14,026	11,669	51,842	44,626
Non-interest expense:
Compensation, employee benefits and related expenses	18,377	14,282	65,419	51,385
Occupancy and equipment expense	4,471	3,488	15,268	12,851
Outsourced data processing expense	766	569	2,788	1,839
Core deposit intangibles amortization	793	415	2,024	1,470
Other expenses	7,522	6,446	27,051	23,381
Total non-interest expense	31,929	25,200	112,550	90,926
Earnings before income taxes	26,094	20,799	92,388	77,684
Federal and state income tax expense	9,064	6,611	31,257	25,311
Net earnings	$17,030	14,188	61,131	52,373
Basic earnings per share	0.33	0.30	1.23	1.11
Diluted earnings per share	0.32	0.29	1.21	1.09
Dividends declared per share	0.12	0.11	0.45	0.40
Return on average assets (annualized)	1.51%	1.53%	1.52%	1.52%
Return on average equity (annualized)	15.01%	17.47%	16.00%	17.62%
Average outstanding shares - basic	52,241,656	47,811,171	49,727,299	46,943,741
Average outstanding shares - diluted	53,114,881	48,803,117	50,497,177	47,839,074

AVERAGE BALANCE SHEET

	For the Three months ended 12-31-06			For the Twelve months ended 12-31-06

(Unaudited - $ in Thousands)	Average Balance	Interest and Dividends	Average Yield/Rate	Average Balance	Interest and Dividends	Average Yield/Rate

ASSETS
Real Estate Loans	$791,794	15,280	7.72%	$702,530	52,219	7.43%
Commercial Loans	1,827,760	36,524	7.93%	1,550,481	119,215	7.69%
Consumer and Other Loans	569,029	11,417	7.96%	519,514	40,284	7.75%
Total Loans	3,188,583	63,221	7.87%	2,772,525	211,718	7.64%
Tax-Exempt Investment Securities(1)	283,107	3,472	4.91%	282,883	13,901	4.91%
Other Investment Securities	623,957	6,856	4.40%	652,176	27,707	4.25%
Total Earning Assets	4,095,647	73,549	7.18%	3,707,584	253,326	6.83%
Goodwill and Core Deposit Intangible	146,702			102,789
Other Non-Earning Assets	246,871			204,715
TOTAL ASSETS	$4,489,220			$4,015,088
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$458,390	1,153	1.00%	$389,042	2,976	0.77%
Savings Accounts	275,512	801	1.15%	243,333	2,336	0.96%
Money Market Accounts	689,109	6,072	3.50%	584,467	18,043	3.09%
Certificates of Deposit	885,355	9,718	4.35%	860,092	34,792	4.05%
FHLB Advances	495,171	5,907	4.73%	487,112	20,460	4.20%
Repurchase Agreements and Other Borrowed Funds	362,722	4,549	4.98%	329,787	16,431	4.98%
Total Interest Bearing Liabilities	3,166,259	28,200	3.53%	2,893,833	95,038	3.28%
Non-interest Bearing Deposits	820,621			702,696
Other Liabilities	52,255			36,464
Total Liabilities	4,039,135			3,632,993
Common Stock	522			497
Paid-In Capital	342,807			291,015
Retained Earnings	104,844			90,624
Accumulated Other Comprehensive Income (loss)	1,912			(41)
Total Stockholders’ Equity	450,085			382,095
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,489,220			$4,015,088
Net Interest Income		$45,349			$158,288
Net Interest Spread			3.65%			3.55%
Net Interest Margin on Average Earning Assets			4.39%			4.27%
Return on Average Assets (annualized)			1.52%			1.52%
Return on Average Equity (annualized)			14.96%			16.00%

(1) Excludes tax effect on non-taxable investment security income

SOURCE  Glacier Bancorp, Inc.
          -0-                                                  02/01/2007
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          /Web site:  http://www.glacierbancorp.com /
          (GBCI)